EXHIBIT 99

Capstone Turbine Corporation Announces First Quarter Fiscal 2011 Operating Results

First Quarter Revenue of $16.1 Million Up 18% From the Same Period Last Year; Average Revenue Per Unit and Direct Materials Costs Continue to Improve

CHATSWORTH, Calif., Aug. 9, 2010 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), reported operating results for its first quarter ended June 30, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010.

Financial Summary

Revenue for the first quarter of Fiscal 2011 was $16.1 million, an increase of 18% from the first quarter of Fiscal 2010. Capstone shipped 98 units in the first quarter of Fiscal 2011, compared to 80 units in the same period last year. Average revenue per unit increased for the first quarter of Fiscal 2011 to approximately $130,000 compared to approximately $128,000 per unit for the first quarter of Fiscal 2010 and approximately $85,000 per unit for the fourth quarter of Fiscal 2010.

Capstone's backlog as of June 30, 2010 was $84.6 million, an increase of 43% from June 30, 2009.

The gross loss for the first quarter of Fiscal 2011 was $0.5 million, or 3% of revenue, compared to $2.8 million, or 21% of revenue, during the first quarter of Fiscal 2010. The improved gross loss was the result of $2.2 million related to higher sales of C200 and C1000 Series systems during the first quarter of Fiscal 2011. The C200 and C1000 series systems have a higher margin compared to the same period last year, when these products had low introductory pricing and higher than planned product cost. In addition, the $2.3 million improvement included reduced inventory charges, offset by higher warranty expense versus the same period last year.

Research and development expenses were $1.5 million for the first quarter of Fiscal 2011, an increase of $0.7 million from the first quarter of Fiscal 2010. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $0.2 million of such benefits this quarter and $1.3 million of such benefits for the same period last year. The overall increase in R&D expenses was the result of reduced benefits from cost-sharing programs of $1.1 million, offset by decreased spending for consulting fees and labor costs.

Selling, general and administrative expenses were $6.4 million for the first quarter of Fiscal 2011, an increase of $0.2 million, or 3%, from the first quarter of Fiscal 2010. The net increase in SG&A expenses was comprised primarily of higher travel, marketing and facilities expenses.

Capstone's net income was $0.4 million, or $0.00 per share, for the first quarter of Fiscal 2011, compared to a net loss of $15.3 million, or $0.08 per share, reported for the first quarter of Fiscal 2010. The improvement in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $9.2 million to change in fair value of warrant liability during the first quarter of Fiscal 2011. Capstone's net loss for the first quarter of Fiscal 2011 before considering the non-cash warrant liability benefit would have been $8.8 million (calculated by adding back the $9.2 million warrant liability benefit from the $0.4 million reported net income), or $0.04 loss per share (calculated by adding a $0.04 loss per share attributable to the warrant liability benefit from $0.00 per share reported). The Company recorded a non-cash charge of $5.2 million to change in fair value of warrant liability during the first quarter of Fiscal 2010. Capstone's net loss for the first quarter of Fiscal 2010 before considering the non-cash warrant liability charge would have been $10.1 million (calculated by adding back the $5.2 million warrant liability charge from the $15.3 million reported net loss), or $0.05 loss per share (calculated by adding a $0.03 loss per share attributable to the warrant liability charge from $0.08 loss per share reported). Capstone's loss from operations for the first quarter of Fiscal 2011 was $8.5 million, or 13% lower than the $9.8 million loss from operations for the first quarter of Fiscal 2010.

Cash and cash equivalents, including restricted cash, for the first quarter of Fiscal 2011 were $31.8 million, a decrease of $15.5 million from March 31, 2010. Cash of $5.0 million was classified as restricted cash during the quarter as a condition of the amended Agreements with Wells Fargo for additional security for the Credit Facility.

Conference Call

The Company will host a conference call today, Monday, August 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com ) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	March 31,
	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$26,814	$47,270
Accounts receivable, net of allowance for doubtful accounts of $121 at June 30, 2010 and March 31, 2010	24,490	18,464
Inventories	20,063	19,645
Prepaid expenses and other current assets	1,411	1,335
Total current assets	72,778	86,714
Property, plant and equipment, net	7,867	8,247
Non-current portion of inventories	3,243	3,588
Intangible asset, net	4,355	4,643
Restricted cash	5,000	—
Other assets	232	254
Total	$93,475	$103,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$14,659	$15,338
Accrued salaries and wages	1,966	1,741
Accrued warranty reserve	1,092	1,036
Deferred revenue	1,125	923
Revolving credit facility	5,953	7,571
Current portion of notes payable and capital lease obligations	136	161
Warrant liability	17,559	26,803
Other current liabilities	3,081	3,026
Total current liabilities	45,571	56,599
Long-term portion of notes payable and capital lease obligations	113	141
Other long-term liabilities	292	274
Commitments and contingencies (Note 14)	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 243,244,432 shares issued and 242,348,323 shares outstanding at June 30, 2010; 243,015,511 shares issued and 242,119,402 shares outstanding at March 31, 2010	243	243
Additional paid-in capital	722,083	721,408
Accumulated deficit	(673,786)	(674,178)
Treasury stock, at cost; 896,109 shares at June 30, 2010 and March 31, 2010	(1,041)	(1,041)
Total stockholders' equity	47,499	46,432
Total	$93,475	$103,446

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Revenue	$16,052	$13,725
Cost of goods sold	16,564	16,562
Gross loss	(512)	(2,837)
Operating expenses:
Research and development	1,522	761
Selling, general and administrative	6,436	6,223
Total operating expenses	7,958	6,984
Loss from operations	(8,470)	(9,821)
Other income	4	—
Interest income	—	8
Interest expense	(310)	(132)
Change in fair value of warrant liability	9,244	(5,197)
Income (loss) before income taxes	468	(15,142)
Provision for income taxes	76	117
Net income (loss)	$392	$(15,259)

Net income (loss) per common share
Basic	$(0.00)	$(0.08)
Diluted	$(0.00)	$(0.08)

Weighted average shares used to calculate net income (loss) per common share
Basic	242,300	183,790
Diluted	242,930	183,790
CONTACT:  Capstone Turbine Corp.
          Investor and investment media inquiries:
          ir@capstoneturbine.com
          818-407-3628